CRAMER ROSENTHAL MCGLYNN, LLC

                                 CODE OF ETHICS

                                      AND

                                 RELATED TOPICS

















Revised July 2011

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1. PURPOSE OF THIS CODE

This Code of Ethics sets forth standards of business conduct that Cramer Rosenthal McGlynn, LLC ("CRM" of the "Adviser") requires of all its supervised persons. Its Code is reasonably designed to (a) minimize conflicts of interest, and even the appearance of conflicts of interest, between the personnel of CRM and its clients in the securities markets; (b) assist CRM personnel such that their personal securities transactions are made in compliance with applicable securities laws; (c) prevent violations of the federal securities laws; and (d) effect the principles of conduct set forth below.

CRM depends upon a high level of public and client confidence for its success. That confidence can be maintained only if CRM's employees observe the highest standards of ethical behavior in the performance of their duties. This Code (as it may be amended or modified from time to time) is intended to inform all of CRM's employees of certain standards of conduct which they are expected to observe.

It is not possible to provide a precise, comprehensive definition of a conflict of interest. However, one factor that is common to many conflict of interest situations is the possibility that a CRM employee's actions or decisions will be affected because of an actual or potential divergence between his or her personal interests and those of CRM or its clients. A particular activity or situation may be found to involve a conflict of interest even though it does not result in any financial loss to CRM or its clients and regardless of the motivation of the Employee involved. In all cases, if a conflict situation arises between an Employee and CRM's clients, the interests of CRM's clients shall prevail.

This Code also addresses the possibility that personnel may, by virtue of their positions with CRM, be afforded opportunities to participate in certain investment opportunities that are not generally available to the investing public. Accepting such opportunities may, or may appear to, compromise the independent judgment CRM personnel are expected to exercise for the benefit of CRM clients and is therefore unacceptable.

This Code is intended to help address these concerns in a systematic way. However, it is important that personnel go beyond the letter of this Code and remain sensitive to the need to avoid improper conflicts of interest, or even the appearance of such conflicts of interest, that are not expressly addressed by this Code.

One way for employees to implement the spirit of these policies is to invest in open-end mutual funds advised or sub-advised by CRM. CRM mutual funds provide employees with a means of participating in investments that CRM recommends to clients without seeking preclearance. Employee investments in CRM mutual funds also serve to align the interests of employees with the interests of CRM clients and to reduce the number of transactions that might give rise to conflicts of interest with CRM's clients.

2. GENERAL PRINCIPLES OF CONDUCT

CRM observes the following principles of conduct which shall govern all aspects of its business:

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PROFESSIONAL RESPONSIBILITY

CRM recognizes that it is a fiduciary and has the responsibility to render professional, continuous, and unbiased investment advice oriented to the investment goals of each client.

PROFESSIONAL QUALIFICATIONS

To enable CRM to serve its clients effectively, its personnel are individuals of experience, ability, and integrity.

FINANCIAL RESPONSIBILITY

CRM maintains capital and reserves adequate to provide the services for which it was retained.

PROMOTIONAL ACTIVITIES

The content in written or oral statements made by CRM in soliciting new clients shall be consistent with its professional responsibility.

CONFIDENTIAL RELATIONSHIP

Information concerning the identity of security holdings and financial circumstances of clients is confidential.

In addition, the following general fiduciary principles shall govern the personal investment activities of all Employees:

Each Employee shall:

o At all times, place the interests of the Client Accounts before his or her personal interests;

o Conduct all personal securities transactions in a manner consistent with this Code, so as to avoid any actual or potential conflicts of interest, or an abuse of the individual's position of trust and responsibility; and

o Not take any inappropriate advantage of his or her position with or on behalf of CRM or the Client Accounts.

3.  DEFINITIONS

a.  "1940 Act" means the Investment Company Act of 1940, as amended.

b. "Access Person" means any of CRM's supervised persons who (i) has access to nonpublic information regarding any clients' purchase or sale of securities, or nonpublic information regarding the portfolio holdings of any Reportable Fund; or (ii) is involved is making securities recommendations to clients, or who access to such recommendations that are

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 nonpublic. A director that: (i) has no involvement with the day-to-day operations of CRM or the Funds; (ii) is not involved in making securities decisions or recommendations regarding the purchase or sale of securities by Client Accounts and does not have access to such recommendations that are nonpublic; (iii) does not have access to nonpublic information regarding any clients' purchase or sale of securities, or nonpublic information regarding the portfolio holdings of any Reportable Fund; and (iv) is an employee of another financial services institution and is subject to a Code of Ethics of such financial services institution; may comply with the pre-clearance and reporting requirements of such financial services institution in lieu of the provisions of Section 5 of this Code. Any such director is required to file a quarterly transaction report pursuant to Section 5 of this Code with respect to a security if the director knew or, in the ordinary course of fulfilling his or her official duties as a director, should have known that during the 15-day period immediately before or after the director's transaction the Reportable Fund(s) purchased or sold the security.

c. "Automatic investment plan" means a program in which regular periodic purchases (or withdrawals) are made automatically in (or from) investment accounts in accordance with a predetermined schedule and allocation. An automatic investment plan includes a dividend reinvestment plan.

d. "Beneficial Ownership" has the same meaning as that term is defined in Rule 16a-1(a)(2) under the Securities Exchange Act of 1934, as amended ("the Exchange Act"), in determining whether a person is the beneficial owner of a security for purposes of Section 16 of the Exchange Act. This means that a person should generally consider himself or herself the beneficial owner of any securities in which he or she has a direct or indirect pecuniary interest. In addition, a person should consider himself or herself the beneficial owner of securities held by his or her spouse, his or her minor children or a relative who shares his or her home, or held by other persons who through any contract, arrangement, understanding or relationship provide him or her with sole or shared voting or investment power over such securities.

e. "Client Accounts" means the Funds, any private investment funds advised by the Adviser, and any outside private account for which the Adviser serves as investment adviser and in which the Adviser (and persons associated with the Adviser) has no ownership interest, direct or indirect (other than as a shareholder of the Funds or as a member, partner or shareholder of any private investment funds advised by the Adviser).

f. "Compliance Personnel" means the persons designated by the Compliance Committee to monitor overall compliance with this Code, to prepare, receive and review reports under this Code, and to provide pre-clearance of any personal securities transactions as required by this Code.

g. "Control" shall have the same meaning as that term is defined in Section 2(a)(9) of the 1940 Act. Section 2(a)(9) provides that "control" means the power to exercise a controlling influence over the management or policies of a company, unless such power is solely the result of an official position with such company. Any person who owns


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beneficially, either directly or through one or more controlled companies, more than 25% of the voting securities of a company is generally presumed to control that company.

h. "Covered Security" shall include all types of securities, such as common stock, preferred stock, securities convertible into common or preferred stock and warrants or rights to acquire common stock, including options, closed-end fund shares, and other derivative securities, bonds and debentures, convertible bonds and futures.

A covered security does NOT include:

         o        direct obligations of the Government of the U. S.;

         o bankers' acceptances, bank certificates of deposit, commercial paper and high quality short-term debt instruments, including repurchase agreements;

         o        shares issued by money market funds;

         o shares issued by open-end funds (mutual funds) other than Reportable Funds; and

         o shares issued by unit investment trusts that are invested exclusively in one or more open-end funds, none of which are reported funds.

i.  "Employee" means any officer, principal or employee of the Adviser.

j. "Employee Account" means any account in which an Employee has Beneficial Ownership, as defined above. Employee Accounts include accounts of the Employee's spouse, his or her minor children or a relative who shares his or her home, or held by other persons who through any contract, arrangement, understanding or relationship provide him or her with sole or shared voting or investment power over such securities. Employee accounts shall not include accounts over which the Employee does not exercise investment discretion. Whenever a situation arises where an Employee gains sole or shared voting or investment power over securities or when an Employee gets married or shares primary residence with a relative, such Employee shall promptly take all
necessary steps to bring such third-party   in compliance with the provisions
of this Code.

k. "Private Placement" means any offering that is exempt from registration under the Securities Act of 1933 pursuant to Section 4(2) or Section 4(6) or pursuant to Rule 504, 505 or 506 under the Securities Act of 1933. Private placements may include offerings of hedge funds and other private equity funds and offerings of Rule 144A securities.

l. "Purchase or sale of a security" includes, INTER ALIA, the writing of an option to purchase or sell a security.

m. "Reportable Fund" means any fund for which CRM serves as an investment adviser or sub-adviser or any fund that controls CRM, is controlled by CRM, or is under common control with CRM.

n. "Security Held or to be Acquired by a Reportable Fund" means (i) any Covered Security that, within the most recent 15 days, is or has been held by the Reportable Fund or is being or has been considered by the Reportable Fund or the Adviser for purchase by the

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 Reportable Fund; and (ii) any option to purchase or sell, and any security convertible into or exchangeable for a Covered Security described in clause (i) above.

4. SPECIFIC REQUIREMENTS

 a. Pre-Clearance of Personal Securities Transactions


GENERAL RULE

All Employees are required to obtain prior approval from a member of the Compliance Committee before effecting any purchase or sale transaction of a Covered Security in an Employee Account by completing a pre-clearance authorization form (in a form substantially similar to APPENDIX I). Compliance Personnel may reject any trade request in their sole discretion, and no reason need be given for such rejection. Any and all Employee personal securities transactions must be traded through (1) an account established at Morgan Stanley Smith Barney ("MSSB") through a MSSB representative designated to CRM or (2) through the Charles Schwab platform established for CRM or (3) an account that can settle via a custodian bank compatible to CRM's auto reconciliation system. CRM's Compliance Coordinator will maintain a list of compatible custodian banks.

NOTICE PROVISION FOR REPORTABLE FUNDS AND DEBT INSTRUMENTS

Transactions in shares of any Reportable Fund or debt instrument that falls within the definition of Covered Security (for example, municipal bonds, long-term and high-yield corporate debt) are not subject to this pre-clearance requirement. Transactions in these instruments are subject to a "Notice Provision," which requires an Employee to give prompt written notice of any such transaction to a member of the CRM Compliance Committee, see APPENDIX I. "Prompt" notice shall mean by the end of the first business day following such transaction. Corporate convertible debt and preferred stock are subject to the pre-clearance requirement above, and not the Notice Provision herein.

APPROVAL

Pre-clearance approval will be valid for one trading day for market orders. For example, an Employee receiving pre-clearance approval on a Monday must effect such transaction on Monday or the pre-clearance will become invalid.

As a general rule, limit order trading is not permitted. In the case of thinly traded (i.e., small cap) securities, including options, with limited liquidity, an Employee may petition the compliance committee for a special exception prior to placing the limit order for a given trade. In such instances regarding limit orders, clearance will be valid until the close of business on the Friday of the week in which clearance was obtained.

b. No Short-Term Trading (60-Day Rule)

No Employee shall profit in the purchase and sale, or sale and purchase, of any direct or indirect Beneficial Ownership interest in the same (or equivalent) Covered Securities within any period of 60 consecutive calendar days without prior approval of Compliance Personnel.

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c. The Restricted List

The Compliance Committee shall maintain a list (the "Restricted List") containing the names of issuers for which, among other things, an officer of CRM serves as an officer or director, issuers in which any officer of CRM owns greater than a 4.9% interest, or issuers for which any CRM personnel believe they may be in possession of material, non-public information relating to such issuer.

The securities of any issuer contained on the Restricted List may not be purchased and/or sold for any Client Account or Employee Account without the prior approval of the Compliance Committee.

d. Reporting

INITIAL COMPLIANCE REPORT

Not later than 10 calendar days after a person becomes an Employee, such Employee must report to Compliance Personnel the following information on an "Initial Compliance Report" substantially similar to the form attached as APPENDIX II: the title, number of shares and principal amount of each Covered Security in which the Employee had any direct or indirect Beneficial Ownership when the person became an Employee; the name of any broker, dealer or bank with whom the Employee maintained an account in which any Covered Securities are held for the direct or indirect benefit of the Employee as of the date the person became an Employee; and the date that the report is signed and submitted by the Employee. When a situation arises where an Employee gains sole or shared voting or investment power over securities or when an Employee gets married or shares primary residence with a relative, such Employee shall notify Compliance Personnel of such event and take all steps necessary to disclose the relevant information to bring such third-party in compliance with the provisions of this Code.

An Employee may satisfy this requirement by attaching the most recent account statement (which statement must be current as of a date not more than 45 days prior to the date it is submitted) for each Employee Account to a signed Initial Compliance Report.

SUBMISSION OF TRADING STATEMENTS

Every Employee must direct his or her broker, bank or other financial institution to provide CRM with duplicate copies of account statements ("trading statements") for Employee Accounts.

QUARTERLY COMPLIANCE REPORTS

Not later than 30 days after the end of each calendar quarter, each Employee must report to Compliance Personnel the following information:

With respect to any transaction during the quarter in a Covered Security in which the Employee had any direct or indirect Beneficial Ownership: the date of the transaction, the title, and as applicable the exchange ticker symbol or CUSIP number, interest rate and maturity date, number of shares and the principal amount of each Covered Security involved; the nature of the transaction (purchase, sale or

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any other type of acquisition or disposition); the price of the Covered
Security at which the transaction was effected; the name of the broker, dealer or bank with or through which the transaction was effected; and the date that the report is signed and submitted by the Employee.

An Employee may satisfy the above requirements through provision of account statements (provided such statements are provided not later than 30 days after the close of the calendar quarter) for each Employee Account maintained by such Employee to Compliance Personnel.

ANNUAL HOLDINGS REPORTS

Not later than January 31st of each new year, all Employees must provide the following information: the title, and as applicable the exchange ticker symbol or CUSIP number, interest rate and maturity date, number of shares and principal amount of each Covered Security involved; the name of any broker, dealer or bank with whom the Employee maintains an account in which any securities are held for the direct or indirect benefit of the Employee; and the date that the report is signed and submitted by the Employee.

Employees may satisfy this requirement by attaching the most recent account statement (provided such statements are provided not later than 30 days after the close of the calendar quarter) for each Employee Account or certifying to the accuracy of the account information provided to such Employee by Compliance Personnel. The above information must be provided with a signed "Annual Compliance Certification" attached hereto.

SEVEN DAY BLACKOUT PERIODS

No Employee shall purchase or sell, directly or indirectly, any Covered Security in which he or she has, or by reason of such transaction acquires, any direct or indirect Beneficial Ownership:

         o which he or she knows or should have known at the time of such purchase or sale is or has been considered for purchase or sale by any Client Accounts, within the most recent seven
                  (7) calendar days, or

         o which is or has been purchased or sold by any Client Accounts within the most recent seven (7) calendar days.

AGGREGATION OF ORDERS

An order to purchase or sell a Covered Security for an Employee Account may be exempt from this prohibition and may be aggregated (or "bunched") with an order(s) for a Client Account(s) that is being handled by CRM's trading desk where:

o the market capitalization of the issuer of the security is at least $500 million; and

o the CRM trading desk executes the Employee order. This means the Employee Account must be at Salomon Smith Barney or be an account that can settle via a custodian bank.

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Where an order for an Employee Account is handled in accordance with this paragraph, orders for Client Accounts shall be executed prior to, or concurrently with, any order for an Employee Account. This proviso applies to the specific order or orders for Client Accounts to which the Employee account is aggregated. It does not apply to other orders for Client accounts which may be entered by investment personnel later on the same day. In limited circumstances, a Client account where the Client directs the order to be executed by a specific brokerage firm (so-called "hold" account), such Clients' execution may occur after execution of the order(s) for which the Employee order is being aggregated, resulting in such Client's execution possibly occurring after the Employee order is executed.

The execution price received by a Client Account may not always be superior to the execution price received by an Employee Account.

$10 BILLION MARKET CAPITALIZATION EXCEPTION

Transactions in securities for which the market capitalization of the company is greater than $10 billion are not subject to this 7-day blackout provision.

SPECIAL HOLDING PERIOD FOR SECURITIES WITH SMALL MARKET CAPITALIZATIONS

In instances where an Employee Account and a Client Account own the same security with a market capitalization of $500 million or less the Employee Account is required to hold its position in such securities until the Client Account(s) is fully divested of its corresponding position in the securities. (Effective October 15, 2006)

EXCHANGE-TRADED FUND (ETF) EXCEPTION

Transactions in exchange-traded funds, or ETFs, are not subject to this 7-day blackout provision. (It should be noted that not all closed-end funds are ETFs, and only ETFs may rely on this exception.)

WAIVER REQUESTS

Under special circumstances and on a case-by-case basis, a member of the Compliance Committee may consider a request by an Employee for a waiver of the 7-day blackout provision. In considering any such request, any adverse consequences to any Client Account shall be considered. All waivers granted shall be recorded in writing.

e. Prohibition on IPOs

No Employee shall acquire any direct or indirect Beneficial Ownership interest in securities in an initial public offering ("IPO").

f. Pre-Approval of Private Placements

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An Employee may purchase securities in a Private Placement only if the Employee obtains the prior written approval of a member of the Compliance Committee. To request such approval, the Employee should complete and sign the "Pre-Clearance of Personal Non-Public Investments," attached hereto.

g. Unlawful Activities Relating to Reportable Funds

No Employee shall, in connection with the purchase or sale, directly or indirectly, by such Employee of a Security Held or to be Acquired by a Reportable Fund:

o        Employ any device, scheme or artifice to defraud the Reportable Fund;

o Make any untrue statement of a material fact to the Reportable Fund or omit to state to the Reportable Fund a material fact necessary in order to make the statements made, in light of the circumstances under which they are made, not misleading;

o Engage in any act, practice or course of business which would operate as a fraud or deceit upon the Reportable Fund; or

o        Engage in any manipulative practice with respect to the Reportable
         Fund.

5. EXEMPTED TRANSACTIONS The following transactions are not subject to the provisions of Section 5 of this Code:

o Transactions effected in any account over which the Employee has no direct or indirect influence or control.

o        Transactions which are part of an automatic investment plan.

o        Transactions in securities other than the Covered Securities.

6.  SERVICE AS A DIRECTOR OF A PUBLICLY-TRADED   COMPANY

No Employee shall serve as a director of a publicly-traded company ("company") without prior written authorization from a member of the Compliance Committee. Any such authorization shall be based upon a determination that such board service would be consistent with the interests of the Client Accounts.

7. OUTSIDE BUSINESS ACTIVITIES

CRM is mindful of the potential conflicts of interest that may arise with its employees' outside business activities which includes any form of outside employment, including, but not limited to, traditional employment, consulting work, or distribution ("Outside Business Activities"). All employees shall notify their supervisor and a member of the Compliance Committee of any potential

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Outside Business Activity and must receive approval from a member of CRM's
Compliance Committee prior to the employee engaging in such Outside Business Activity. (1)

The following are factors that the CRM Compliance Committee member may consider in determining whether to grant employee Outside Business Activity approval:

         o Whether the proposed activity may interfere materially with any of the employee's responsibilities to CRM or its advisory clients;

         o Potential conflicts of interest or appearance of conflicts of interest and whether such conflicts might be mitigated;

         o Potential regulatory concerns relating to the Outside Business Activity;

         o Consideration of other Outside Business Activities of the CRM employee

Any such approval shall be based upon the CRM Compliance Committee member's determination that such Outside Business Activity would not be in inconsistent with CRM's fiduciary duty to its clients. At the request of the CRM Compliance Committee member, employees may be required to provide supporting documentation that the employee is in compliance with the firm's policy. On an annual basis, all employees shall certify to any Outside Business Activities or the absence thereof. Questions regarding this policy should be directed to the firm's CCO.

8. REPORTING OF VIOLATIONS AND OVERSIGHT RESPONSIBILITY

Any violations of this Code shall be promptly reported to the Chief Compliance Officer and, where appropriate, to the CRM Compliance Committee. The Compliance Committee shall have oversight responsibility for monitoring compliance with this Code, including the review of reports required to be submitted pursuant to
Section 5.

9. NOTIFICATION OF REPORTING OBLIGATIONS

A member of the Compliance Committee (or his or her delegate(s)) shall be responsible for notifying Employees, including Access Persons, of their obligations under this Code and for providing a copy of this Code to all Employees. Such notification shall take place through, among other things, regular dissemination of the Code.

10. WRITTEN ACKNOWLEDGEMENTS

Upon becoming an Employee of the Firm, each Employee must review and acknowledge receipt of the Code (in a form substantially similar to APPENDIX
III. Additionally, on an annual basis, a member of the Compliance Committee (or his or her delegate) shall disseminate and receive from each Employee a written acknowledgement of their receipt of the Code (in a form substantially similar to APPENDIX IV) and any amendments.

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11. SANCTIONS

Upon discovering a violation of this Code, the Compliance Committee may impose such sanctions as it deems appropriate, including, INTER ALIA, a requirement that the violator conduct all personal securities transactions through CRM's trading operations, disgorgement of profits, a letter of censure or suspension, or termination of employment. All material violations of this Code and sanctions imposed with respect thereto shall be reported periodically to the Board of Managers of the Adviser and Board of Trustees of any Fund.

12. INSIDER TRADING

The Adviser has adopted a policy statement on insider trading and conflicts of interest (the "Policy Statement"), a copy of which is attached hereto as Addendum I. All Employees are required by this Code to read and familiarize themselves with their responsibilities and obligations under the Policy Statement.

13. SPREADING OF FALSE RUMORS

CRM employees are expressly prohibited from knowingly spreading any false rumor, or any purported market development, concerning any company, that is designed to influence trading in or the price of that company's securities. Employees are also not permitted to engage in any other type of communication activity that constitutes illegal market manipulation. These prohibitions include the spreading of false rumors via all media, including, but not limited to, email, instant messages, text messages, blogs, "tweets" or chat rooms.

The spreading of false information may also lead to fines or censure by regulators as well as disciplinary action by the firm up to and including termination of employment. Questions regarding this policy should be directed to the firm's General Counsel.

14. GIFTS AND ENTERTAINMENT POLICY

The Adviser has adopted a gifts and entertainment policy (the "Gifts and Entertainment Policy"), a copy of which is attached hereto as Addendum II. All Employees are required by this Code to read and familiarize themselves with their responsibilities and obligations under the Gifts and Entertainment Policy.

15. OTHER POLICIES

The provisions of this Code of Ethics and the attached Policy Statement on Insider Trading are in addition to, and not a substitute for, any codes or standards of professional conduct which may apply to Chartered Financial Analysts.

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                                                                      ADDENDUM I

                         CRAMER ROSENTHAL MCGLYNN, LLC
                      POLICY STATEMENT ON INSIDER TRADING

The following policies have been established to aid employees and other persons associated with CRM in avoiding "insider trading". All employees and other persons must follow these policies or risk serious sanction, including dismissal, substantial personal liability and criminal penalties. If an employee or other person has a question about these procedures, such person should contact CRM's General Counsel.

I.  DESCRIPTION OF INSIDER TRADING

The term "insider trading" is not defined in the federal securities laws, but generally is used to refer to the use of material non-public information to trade in securities (whether or not someone is an "insider") and to communications of material non-public information to others.

 While the law concerning "insider trading" is not static, it is generally understood that the law prohibits:

o trading by an insider while in possession of material non-public information; or

o trading by a non-insider while in possession of material non-public information, where the information was either disclosed to the non-insider in violation of an insider's duty to keep it confidential or was misappropriated; or

o        communicating material non-public information to others.

 The elements of "insider trading" and the penalties for such unlawful conduct are discussed below:

 A. WHO IS AN INSIDER?

The concept of "insider" is broad. It includes all employees of a company. In addition, a person can be a "temporary insider" if he/she enters into a special confidential relationship in the conduct of a company's affairs and as a result is given access to information solely for the company's purposes. A temporary insider can include, among others, a company's attorneys, accountant, consultants, bank lending officers and the employees of such organizations. In addition, an employee of CRM may become a temporary insider for a company it advises or for which it performs other services. According to the Supreme Court, the company must expect an outsider to keep the disclosed non-public information confidential and the relationship must at least imply such a duty before the outsider will be considered an insider.

B. WHAT IS MATERIAL INFORMATION?

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 Trading on inside information is not a basis for liability unless the information is material. "Material information" is generally defined as information for which there is a substantial likelihood that a reasonable investor would consider it important in making his/her investment decisions or information that is reasonably certain to have a substantial effect on the price of a company's securities. Information that employees should consider material includes but is not limited to: dividend changes, earnings estimates, changes in previously released earnings estimates, significant merger or acquisition proposals or agreements, major litigation, liquidation problems and extraordinary management developments.

 Material information does not have to relate to a company's business. For example, in CARPENTER V. U.S. 108 U.S. 316 (1987), the Supreme Court considered as material certain information about the contents of a forthcoming newspaper column that was expected to affect the market price of a security. In that case, a reporter for THE WALL STREET JOURNAL was found criminally liable for disclosing to others the dates that reports on various companies would appear in THE WALL STREET JOURNAL and whether those reports would be favorable or not.

 Potential sources of inside information include the receipt, whether directly or indirectly, of information related to the offering of private investments in public offerings ("PIPES"), and information from other third-parties including but not limited to counsel, independent registered public accounting firms, investors, financial printers and trading partners of a material nature.

 Another example of material information is current CRM portfolio holdings for clients and current CRM investment strategies ("CRM Portfolio Information"). If other market participants obtain CRM Portfolio Information, they could use it to trade against CRM clients or otherwise profit by anticipating CRM trades. For example, if others know that CRM intends to make large investments in a particular company, they could invest in the same company in anticipation of increases in its share price as CRM places its trades. This may eliminate or reduce the benefit to CRM clients from these trades. However, unlike other inside information CRM Portfolio Information may be used for the benefit of CRM clients. Thus there is no restriction on using CRM Portfolio Information to implement CRM investment strategies for the benefit of CRM clients, although obviously one may not trade for one set of CRM clients in a manner designed to take improper advantage of CRM Portfolio Information for other clients.

C. WHAT IS NON-PUBLIC INFORMATION?

 Information is non-public until it has been effectively communicated to the marketplace. One must be able to point to some fact to show that the information is generally public. For example, information found in a report filed with the Securities and Exchange Commission, or appearing in Dow Jones, REUTERS ECONOMIC SERVICES, THE WALL STREET JOURNAL or other publications of general circulation would be considered public.

D. PENALTIES


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                                       14

Penalties for trading on or communicating material non-public information are severe, both for individuals involved in such unlawful conduct and their employers. A person can be subject to some or all of the penalties below even if he/she does not personally benefit from the violation. Penalties include:

o        civil injunctions;

o        treble damages;

o        disgorgement of profits;

o        jail sentences;

o fines for the person who committed the violation of up to three times the profit gained or loss avoided, whether or not the person actually benefited; and

o fines for the employer or other controlling person of up to the greater of $1,000,000 or three times the profit gained or loss avoided.

In addition, any violations or this Policy Statement on Insider Trading will be subject to the sanctions described in the CRM Code of Ethics.

II. IDENTIFYING INSIDE INFORMATION

 Before an employee enters into a transaction in the securities of a company about which he/she may have potential inside information, the following questions must be resolved:

 A. IS THE INFORMATION MATERIAL? Is this information that an investor would consider important in making his/her investment decision? Is this information that would substantially affect the market price of the securities if generally disclosed?

 B. IS THE INFORMATION NON-PUBLIC? To whom has this information been provided? Has the information been effectively communicated to the marketplace by being published in

  REUTERS ECONOMIC SERVICES, THE WALL STREET JOURNAL or other publications of general circulation?

 If, after considering these factors, the employee believes that the information is material and non-

 public, or if he/she has any questions as to whether the information is material and non-public, the employee must take the following steps:


o        report the matter immediately to Compliance Personnel;

o refrain from purchasing or selling the securities in a personal securities transaction or on behalf of others, including CRM's client accounts;

Revised July 2011

o refrain from communicating the information inside or outside CRM, other than to Compliance Personnel; and

o after Compliance Personnel have reviewed the issue, the employee will be instructed to continue the prohibitions against trading and communications, or will be allowed to trade on and communicate the information.

The rules in the preceding paragraph do not apply to use of Client Portfolio Information of a CRM client in transactions for that client or otherwise in the proper conduct of CRM's business. However, employees must immediately report to Compliance Personnel any misuse of CRM Portfolio Information.

III. RESTRICTING ACCESS TO MATERIAL NON-PUBLIC INFORMATION

 Information in the possession of any employee that may be considered material and non-public may not be communicated to anyone, including persons within CRM, except as provided in Section II above, provided that CRM Portfolio Information may, as appropriate in the conduct on CRM business, be provided to CRM personnel, service providers to CRM and CRM Funds, and attorneys, accountants and other professional advisers to CRM and CRM Funds. In addition, care should be taken so that all material non-public information is secure. For example, files containing material non-public information should be sealed and access to computer files containing material non-public information should be restricted.

IV. SPECIAL CONSIDERATIONS REGARDING THE USE OF EXPERT NETWORKS


As noted in a 2011 press release issued by the SEC, while it is legal to obtain expert advice and analysis through expert networking arrangements, it is illegal to trade on material non-public information obtained in violation of a duty to keep that information confidential.(2) A CRM research analyst must bear in mind special considerations when considering the use of such networks. In response to industry developments regarding the use of expert networks,(3) CRM has adopted the following set of procedures in connection with the firm's use of expert networks for research purposes:

o A CRM research analyst may not consult with any consultant from an expert network who is a current employee, officer or director of a publicly traded company or has served as an employee, officer or director of a publicly traded company during the six month period preceding the proposed consultation.

o Prior to commencing discussions with consultants from an expert network, the CRM research analyst shall read the following disclosure statement:

-----------------------------
(2) See HTTP://WWW.SEC.GOV/NEWS/PRESS/2011/2011-38.HTM

(3) UNITED STATES V. RAJ RAJARATNAM, 09 CR 1184 (S.D.N.Y.) (2011) (RJH) and United States Securities and Exchange Commission v. Galleon Management LP, 09 cv 8811, (S.D.N.Y.) (2011)(JSR) Revised July 2011

"AT THE OUTSET OF THIS CALL, [I/WE] WOULD LIKE TO MAKE IT CLEAR THAT [I/WE] DO NOT WANT TO DISCUSS ANY INFORMATION WHICH MIGHT BE DEEMED MATERIAL AND NON-PUBLIC, OR WHICH YOU MAY HAVE A DUTY TO KEEP CONFIDENTIAL. "

o CRM research analysts or a designee shall maintain a log of all consultations conducted with a consultant from an expert network. This log shall include the following information:

         o Purpose/topic to which the call primarily relates, including the relevant tickers (if applicable);

         o        Date of the consultation;

         o        CRM participant(s);

         o        Name of expert consultant(s) and background.

o All expert network providers must be approved by CRM's Compliance Committee before a research analyst is allowed to participate in any consultations with such provider.

Failure to adhere to this policy may result in disciplinary action as addressed earlier in this Code as well as in the revocation of the CRM research analyst's use of an expert network in the future. All questions concerning expert networks, the use thereof or these procedures should be addressed to CRM's Compliance Department.

APPROVED EXPERT NETWORKS

Guidepoint Global, LLC

V. SPECIAL CONSIDERATIONS REGARDING ONE-ON-ONE     MEETINGS WITH MANAGEMENT AT
BROKER- SPONSORED CONFERENCES

CRM research analysts may periodically attend conferences sponsored by brokers
which provide one-on-one    access to management of companies for whom CRM
trades on behalf of its clients. In an effort to monitor analysts' attendance at such conferences, including information acquired at such conferences, a member of the research department or its delegate will maintain a log of all broker-sponsored conferences where an analyst participates in a one-on-one meeting with management representatives of a company for whom we trade on behalf of our advisory clients. The log shall include the following information:

         o        The date of the conference;

         o        The entity sponsoring the conference;

         o The company and representatives with whom a CRM analyst participated in a one-on-one meeting; and

         o The CRM analyst(s) who participated in the one-on-one meeting.

In addition, a CRM analyst participating in such meeting will be required to capture any material information acquired during the meeting in CRM's proprietary research database.

VI.  RESOLVING ISSUES CONCERNING INSIDER TRADING

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
If, after consideration of the items set forth in Section II.B. above, doubt remains as to whether information is material or non-public, or if there is any unresolved question as to the applicability or interpretation of the foregoing procedures or as to the propriety of any action, it must be discussed with Compliance Personnel before trading on or communicating the information to anyone.

VII. ADDITIONAL NOTE

All Employees are required by this Code to read and familiarize themselves with their responsibilities and obligations on Insider Trading. The provisions of this Policy Statement on Insider Trading are in addition to, and not a substitute for, any codes or standards of professional conduct which may apply to Chartered Financial Analysis.

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                                       18

                                                                     ADDENDUM II

                         CRAMER ROSENTHAL MCGLYNN, LLC
                         GIFTS AND ENTERTAINMENT POLICY

          Cramer Rosenthal McGlynn, LLC ("CRM") and its personnel are required to put the interests of CRM clients ahead of their own personal interests. This general rule means, among other things, that we should make investment and related decisions for client accounts based upon the best interests of our clients rather than our own interests. In particular, we must not let personal gifts or entertainment that we receive from other businesses cloud the independent judgment that we exercise on behalf of our clients.

          This Policy is intended to help CRM avoid and address actual, potential, or perceived conflicts of interest and other concerns that might arise from receipt of gifts, travel, meals, or entertainment from other businesses. At the same time, it is designed to permit reasonable and customary exchanges of gifts, travel, meals, and entertainment with business associates, which are important in fostering the personal relationships that underpin our business.

          This Policy applies to gifts, travel, meals, and entertainment received from the following ("Covered Persons"): (i) securities brokers, and other vendors or consultants to CRM; (ii) current or prospective advisory clients; (iii) intermediaries through which CRM mutual funds are offered to the public, including for example mutual fund "supermarkets"; (iv) public companies and other issuers of securities that are held in CRM client accounts or are being considered for investment by CRM client accounts; and (v) officers, employees, and other representatives of Covered Persons.

          This Policy applies to gifts, travel, meals, and entertainment received by CRM officers and employees as well as their spouses and dependent children. This Policy applies to all of the above, whether received in the workplace or at home.

          CRM officers and employees are expected to be sensitive to the negative appearance that may be created by receiving frequent gifts and business entertainment from the same Covered Person, even if they comply with the specific provisions of this Policy.

You should direct any questions about this Policy to CRM's General Counsel.

I. GIFTS


          CRM officers and employees may not accept gifts valued at over $100 from any Covered Person, and the aggregate amount of gifts received by any CRM officer or employee from the same Covered Person may not exceed $250 in any calendar year. CRM officers and employees may never accept cash or its equivalent as a gift from any Covered Person, nor may they solicit any gift from a Covered Person. Gifts from clients in excess of $100 may be accepted but must be disclosed to the Chief Compliance Officer of CRM (the "CCO").

          The $100 limit applies separately to each gift or set of related gifts. For example, if an employee received a desktop set including pen, pencil, and writing pad, the $100 limit would apply to the whole set rather than to each item separately. Likewise, a gift from a Covered Person that is received and shared by

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                                       19
several people may be accepted, provided that the value to each individual recipient is no greater than $100.00.

          As specified below, in special circumstances, a waiver may also be granted by the CCO. Such request should be made at or near the time of receiving a gift from a Covered Person. CRM officers and employees seeking to accept a gift are expected to take reasonable steps to determine the actual value of any gifts.

          These limits on gifts also apply to travel, meals, and entertainment other than Business Entertainment as defined below.

II. BUSINESS ENTERTAINMENT


          In recognition of the useful business purpose that business entertainment may provide in fostering the personal relationships that underpin our business, the following guidelines apply to meals and entertainment that meet both the following conditions ("Business Entertainment"):

         (i) representatives of both CRM and the Covered Person participate together in the meals and entertainment--although it is not necessary that they be together at all times: for example, if they travel separately to an event; and

         (ii) meals and entertainment are not supplied at a location that many people would consider disreputable or clearly unsuitable for business meetings, such as a strip club.


          CRM officers and employees may not accept Business Entertainment valued at over $400 from any Covered Person for any single event or occasion, and the aggregate amount of Business Entertainment received by any CRM officer or employee from the same Covered Person may not exceed $1,300 in any calendar year. The $400 limit applies to all costs related to a single trip or event, excluding costs for local travel (such as taxi cabs or car services). For example, if an employee was taken one evening to dinner and a sporting event, the cost of the meal and the sporting event ticket would be combined for purposes of the $400 limit; local transportation costs would not be included.

III. REPORTING


 CRM officers and employees who receive gifts with a value of $25 and above or who participate in Business Entertainment with a value of $50 and above must report the activity on an internal CRM database located at http://imsrpts/Compliance/MyCompliance/Index.asp.

IV. WAIVERS

     The limits above on gifts, meals, and entertainment may be waived in special cases by the CCO. In determining whether to give any such waiver, the CCO shall consider (i) any value to CRM or its clients from accepting the gift, meals, or entertainment (e.g. information and experience to be gained by attending a conference); (ii) the number of waivers involving the same Covered Person during the preceding 12 months; (iii) the number of waivers for the same CRM officer or employee during the

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                                       20
preceding 12 months, and (iv) in the case of Covered Persons based outside the United States, differences in international customs and practices and higher cost levels in some other countries.

V. GIFTS, TRAVEL, MEALS, AND ENTERTAINMENT PROVIDED BY CRM


          CRM officers and employees may not give gifts, travel, meals, or entertainment to Covered Persons in order to improperly influence them or to induce them to breach their duties to others. CRM officers and employees may never give cash or its equivalent as a gift to any Covered Person.

          This Policy does not prohibit giving non-cash gifts, travel, meals, or entertainment in order to foster a business relationship, to demonstrate customary courtesy, or to better understand our business partners and their products, operations, and goals. CRM officers and employees are expected to show good judgment in distinguishing acceptable business gift-giving and socializing from excessive gift-giving or entertainment that may create an unfortunate appearance or cause others to misunderstand our motives.

          Any gifts, travel, meals, or entertainment provided by CRM shall be properly accounted for in the books of CRM.

VI. GENERAL

     Each CRM employee is required to acknowledge annually that he/she has reviewed and complied with this Policy.

     CRM officers and employees are required to observe this Policy as a condition of their employment. Violations of this Policy may result in disciplinary action, which may include termination of employment.

     Any questions about how this Policy should be interpreted will be resolved by CRM's General Counsel.

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                                       21

                                                                      APPENDIX I

                         CRAMER ROSENTHAL MCGLYNN, LLC

                PRE-CLEARANCE OF PERSONAL NON-PUBLIC INVESTMENTS

EMPLOYEE NAME:                ____________________________________

DATE OF REQUEST:              _____________________________________

EXPECTED DATE OF TRANSACTION: _____________________________________


NAME OF INVESTMENT:
TYPE OF INVESTMENT: _______Private Equity Investment (complete part A)
                    _______Private Bond Investment (complete part B)
                    _______Investment in Hedge Fund (complete part C)
                    _______Investment in Private Equity Fund (complete part D)

(A) - FOR INVESTMENTS IN PRIVATE EQUITY INVESTMENTS


Type of Transaction: _________________Purchase         __________________Sale
Amount of Shares:  __________________________
Type of Company (Industry):
Is the Company Affiliated with any CRM entity: __________________Yes ________No Do you have any affiliation to the company other than investment? ___Yes _____No
                  If Yes, please explain:
Please list Key Officers of Company:


How did you come across such a transaction?

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                                       22

(B) - FOR INVESTMENTS IN PRIVATE BOND INVESTMENTS



Type of Transaction:        ____________Purchase           ____________Sale
Face Value:______________________
Cost Value:______________________
Interest Rate:___________________
Maturity Date:___________________
Description of Bond:________________________________________
Convertible?   _________________Yes          ______________No
Type of Company (Industry):
Is the Company Affiliated with any CRM entity: _____________Yes _________ No
Do you have any affiliation to the company other than investment? ____Yes  ___No
               If Yes, please explain:_________________________________
Please list Key Officers of Company:

___________________________________________

How did you come across such a transaction?

___________________________________________


(C)- FOR INVESTMENTS IN HEDGE FUNDS
Original Investment amount:___________________
Hedge Fund Focus: _________________________________
Is the Company Affiliated with any CRM entity: ____________Yes   _____________No
Do you have any affiliation to the Fund other than investment? ______Yes _____No
                  If Yes, please explain:__________________________
General Partner: ______________________________
How did you come across such a transaction? ____________________________________


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                                       23

(D)- FOR INVESTMENTS IN PRIVATE EQUITY FUNDS
Original Commitment Investment:_____________________________
Fund Focus:_________________________________
Is the Company Affiliated with any CRM entity: _____________Yes ___________No Do you have any affiliation to the Fund other than investment? ______Yes _____No
         If Yes, please explain: _____________________________
General Partner:______________________________________________
How did you come across such a transaction?___________________


EMPLOYEE CERTIFICATION:

I have read the most recent version of CRM's Code of Ethics and related Procedures and Policy Statement on Insider Trading within the past year. I believe that this transaction complies with CRM's Code and related Procedures and with the Statement of Policy on Insider Trading.

Employee Name:_____________________________________

Employee Signature:________________________________

COMPLIANCE COMMITTEE MEMBER REVIEW

Additional information requested:

Comments:

Approval of Transaction:

_______________Yes         ______________________No

Compliance Member Signature: ____________________

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                                       24

                                                                     APPENDIX II

                         CRAMER ROSENTHAL MCGLYNN, LLC

                           INITIAL COMPLIANCE REPORT

I hereby represent and warrant that:

1. I have read the Code of Ethics and related Procedures and Policy Statement on Insider Trading and I understand that it applies to me and to all accounts in which I have any direct or indirect Beneficial Ownership interest. I understand that the Code of Ethics applies to accounts held by (or for the benefit of) my spouse or any children or relatives who may share my home.

2. In accordance with the Code of Ethics, I have fully disclosed all Covered Securities in which I have any direct or indirect Beneficial Ownership interest and the name of any broker, dealer or bank with whom I maintain an account in which any Covered Securities are held. I have reported and will report all transactions in Covered Securities as required under the Code of Ethics, and have obtained and will obtain prior authorization for required transactions in Covered Securities.

3. I have complied and will comply with all provisions of the Code of Ethics. I understand that I am not permitted to engage in any "market timing" or frequent or rapid trading of shares in any mutual fund advised or sub-advised by CRM and hereby represent that I have not engaged in such activities.


     I have listed below the names of the firms that house my accounts. If I do not have any broker or stock accounts, I have so indicated. If the firm has provided me a list of my accounts below, I hereby attest that this list is complete and accurate. I will notify the firm prior to opening any new account.


Accepted and Agreed:

_______________________________________
Print Name:
Date:

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                                       25

                                                                    APPENDIX III

                         CRAMER ROSENTHAL MCGLYNN, LLC

                            EMPLOYEE ACKNOWLEDGMENT

          I acknowledge that I have received CRM's Code of Ethics and related Procedures and Policy Statement on Insider Trading ("Code of Ethics"), as amended. I have read the Code of Ethics and I understand that it applies to me and to all accounts in which I have any direct or indirect Beneficial Ownership interest. I understand that the Code of Ethics applies to accounts held by (or for the benefit of) my spouse or any children or relatives who may share my home.

Accepted and Agreed:


___________________________________________
Print Name:
Date:

Revised July 2011

                                                                     APPENDIX IV

                         CRAMER ROSENTHAL MCGLYNN, LLC

                        ANNUAL COMPLIANCE CERTIFICATION

EMPLOYEE NAME

I hereby represent and warrant that:

4. I have received and read the Code of Ethics (DISTRIBUTED VIA E-MAIL) and have attended the 2010 Annual Compliance Training session. I understand that the Code of Ethics applies to me and to all accounts in which I have any direct or indirect beneficial ownership interest. I understand that the Code of Ethics applies to accounts held by (or for the benefit of) my spouse or any children or relatives who may share my home.

5. In accordance with the Code of Ethics, I have fully disclosed all Covered Securities in which I have any direct or indirect beneficial ownership interest and, pursuant to the Code of Ethics, have established a personal securities account with an approved brokerage firm from which to effect all transactions in covered securities. I have reported and will report all transactions in Covered Securities as required under the periodic reporting provisions of the Code of Ethics. I have obtained and will obtain prior written authorization for required transactions in Covered Securities.

6. I have complied and will comply with all provisions of the Code of Ethics. I understand that I am not permitted to engage in any "market timing" or rapid trading of shares in any mutual fund advised or sub-advised by CRM and hereby represent that I have not engaged in such activities. If I have any questions about this prohibition, I will consult with the Firm's General Counsel.

7. I have received and read the CRM Gifts and Entertainment Policy (DISTRIBUTED VIA E-MAIL), as well as training relating to this policy. Pursuant to the policy, and to the best of my knowledge, I have reported all reportable gifts and business entertainment that I have received in 2010, as indicated in the attached activity report.

8. I have received and read CRM's Internet and Electronic Communications Usage Policy relating to usage of e-mail and internet (DISTRIBUTED VIA E-MAIL), as well as training relating to this policy. I have observed this policy and been in compliance for the 2010 calendar year.

9. I have received and completed the attached Outside Business Activity form and understand my reporting requirement regarding CRM'S Outside Business Activity Policy.


In addition, I have listed below the names of the firms that house my accounts. If I do not have any broker or stock accounts, I have so indicated.

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

as of January 1, 2011

Signature:_______________________________

Revised July 2011

                                       27